Exhibit 99.2

Fourth Quarter 2011 Investor Conference Call December 14, 2011

Agenda 1 Introduction & Overview | Henrik Slipsager, Chief Executive Officer 2 Fourth Quarter 2011 Financial Review | Jim Lusk, Chief Financial Officer 3 Fourth Quarter and Fiscal 2011 Review | Henrik Slipsager, Chief Executive Officer 4 Fiscal 2012 Outlook | Jim Lusk, Chief Financial Officer Forward-Looking Statements and Non-GAAP Financial Information:Our discussions during this conference call will include forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company's 2010 Annual Report on Form 10-K and in our 2011 reports on Form 10-Q and Form 8-K. These reports are available on our website at http://investor.abm.com/ under "SEC Filings". A description of factors that could cause actual results to differ is also set forth at the end of this presentation. Also, the discussion during this conference call will include certain financial measures that were not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Reconciliations of those non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures can be found on the Investor Relations portion of our website at http://investor.abm.com and at the end of this presentation. 5 Questions and Answers

Fourth Quarter 2011 Financial Highlights Revenue up 20%, primarily driven by companies acquired in 2010Janitorial tag revenue up 12% year-over-year 7.1% increase in Adjusted EBITDA, despite $3.7 million labor expense from additional workdayAcquisitions slightly accretive, excluding transaction costsCash flow from continuing operations of $74.2 millionReduced outstanding debt by $65 millionPaid 182nd consecutive dividend

Results Synthesis – Key Financial Metrics

Net Income

- Net Income of $18.0 million, down 17.4% or $3.8 million. $2.3 million of additional janitorial labor expense due to an extra workday and higher income taxes of $1.1 million contributed to the year-over decrease in fourth quarter net income

Adjusted EBITDA[1]

- Adjusted EBITDA of $51.3 million was $3.4 million, or 7.1% higher. The year-over-year growth in Adjusted EBITDA for the fourth quarter of 2011 is primarily the result of $4.7 million increase in pre-tax divisional operating profit from Linc & L&R, income from unconsolidated affiliates, partially offset by $3.7 million additional labor expense from one more workday

Cash Flow

- $74.2 million compared to $67.8 million. The increase of $6.4 million was driven primarily by timing of vendor payments

(unaudited, in millions, except per share data)	Quarter Ended October 31, 2011	Quarter Ended October 31, 2010	Increase (Decrease)	Year Ended October 31, 2011	Year Ended October 31, 2010	Increase (Decrease)
Revenues	$1,081.3	$ 901.4	20.0 %	$4,246.8	$3,495.7	21.5 %
Net cash provided by continuing operating activities	$ 74.2	$ 67.8	9.4 %	$ 156.8	$ 140.7	11.4 %
Income from continuing operations	$ 18.2	$ 21.4	(15.0)%	$ 68.7	$ 63.9	7.5 %
Income from continuing operations per diluted share	$ 0.33	$ 0.41	(19.5)%	$ 1.27	$ 1.21	5.0 %
Net income	$ 18.0	$ 21.8	(17.4)%	$ 68.5	$ 64.1	6.9 %
Net income per diluted share	$ 0.33	$ 0.41	(19.5)%	$ 1.27	$ 1.21	5.0 %
Adjusted income from continuing operations	$ 20.4	$ 22.6	(9.7)%	$ 75.0	$ 70.5	6.4 %
Adjusted income from continuing operations per diluted share	$ 0.37	$ 0.43	(14.0)%	$ 1.39	$ 1.34	3.7 %
Adjusted EBITDA	$ 51.3	$ 47.9	7.1 %	$ 184.0	$ 155.9	18.0 %

Consolidated Adjusted EBIT and Adjusted EBITDA[2] **(millions)**



Adjusted EBITDA up 200% from FY2007
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
FY07
FY08
FY09
FY10
FY11
EBIT
EBITDA

[1] Reconciliation of Adjusted Income from Continuing Operations and Adjusted EBITDA in the appendix of this presentation

[2] Reconciliation of Consolidated Adjusted EBIT and Adjusted EBITDA in the appendix of this presentation

ABM Industries Incorporated

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Cash Flow & Select Balance Sheet Information Insurance comparison Comparison of working capital and net trade receivables (In thousands) (In thousands) (In thousands) Cash Flow from Operating Activities(in millions) Days sales outstanding (DSO) for fourth quarter were 48 days DSO up 1 day year-over-year and down 2 days sequentially

Engineering Services & Energy Solutions Q4 2011 Results Synthesis - Revenue1 Revenue up 1.4% Tag revenue up 12% year-over-year Revenue up 20%. Fourth consecutive quarter of revenue surpassing $1 billion Janitorial Services Parking & Shuttle Services Security Services Revenue up 149.0%.Linc acquisition contributed $142.6 million Revenue up 19.3%L&R acquisition contributed $26.8 million Revenue up 3.1%. 1Excludes Corporate

Q4 2011 Results Synthesis - Operating Profits1 Janitorial operating profit of $35.7 million decreased $3.3 million or 8.4%, due to one additional workday, which generated $3.7 million more of labor expense, and an increase in SUI and fuel costs of $1.0 million. Partially offsetting these higher costs was lower bonus expense of $0.9 millionEngineering operating profit increased $2.7 million to $9.2 million or 41.4% resulting from $2.9 million of operating profits associated with the Linc acquisitionThe 11.2% increase or $0.8 million in Parking's operating profit to $7.5 million was primarily the result of $1.7 million of profit associated with L&RSecurity operating profit was lower by $0.2 million 1Excludes Corporate

Fiscal Year 2011 Highlights Surpassed $4 billion in revenueSuccessfully integrated key 2010 acquisitions: The Linc Group, L&R, and DiverscoGenerated cash flow from operations of approximately $160 millionReduced outstanding debt by over $150 million since the acquisition of LincAchieved adjusted EBITDA of $184 million; year-over-year increase of 18%Paid approximately $30 million in dividends

Fiscal 2012 Outlook Summary

- Anticipate Income from Continuing Operations of $1.26 to $1.36 per diluted share
- Guidance for Adjusted Income from Continuing Operations of $1.40 to $1.50 for fiscal 2012, which reflects higher expenses associated with SUI and key initiatives to drive long-term growth
  - Pre-tax $3.0 million to $4.0 million anticipated investments for strategic growth initiatives: Unified Workforce; ABM Energy; and Public Sourcing
- Additional key assumptions affecting Fiscal 2012 guidance
  - One additional work day for FY2012; impact of approximately $4.0 million pre-tax. The one additional workday will occur in the third quarter
  - Depreciation and Amortization expense of $52 million to $56 million
  - Interest expense of $10 million to $12 million
- Expect seasonality trends to continue with the second half of the fiscal year much stronger than the first half similar to fiscal 2011
- Operating cash flow anticipated to remain strong but lower year-over-year
  - OneSource NOL's diminishing. Cash taxes estimated to be approximately $24 million to $26 million
- Effective tax rate of 39% to 41%

ABM Industries Incorporated
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Forward-Looking Statements This press release contains forward-looking statements that set forth management's anticipated results based on management's current plans and assumptions. Any number of factors could cause the Company's actual results to differ materially from those anticipated. These factors include but are not limited to the following: our acquisition strategy may adversely impact our results of operations as we may not be able to achieve anticipated results from any given acquisition and activities relating to integrating the acquired business may divert management's focus on operational matters; we are subject to intense competition that can constrain our ability to gain business, as well as our profitability; any increases in costs that we cannot pass on to clients could affect our profitability; we have high deductibles for certain insurable risks, and, therefore are subject to volatility associated with those risks; we primarily provide our services pursuant to agreements which are cancelable by either party upon 30 to 90 days' notice; our success depends on our ability to preserve our long-term relationships with clients;our international business exposes us to additional risks, including risks related to compliance with both U.S. and foreign laws;we conduct some of our operations through joint ventures and our ability to do business may be affected by the failure of our joint venture partners to perform their obligations or the improper conduct of employees, joint venture partners or agents; significant delays or reductions in appropriations for our government contracts may negatively affect our business, and could have a material adverse effect on our financial position, results of operations or cash flows; we incur significant accounting and other control costs that reduce profitability; a decline in commercial office building occupancy and rental rates could affect our revenues and profitability; deterioration in economic conditions in general could further reduce the demand for facility services and, as a result, could reduce our earnings and adversely affect our financial condition; financial difficulties or bankruptcy of one or more of our major clients could adversely affect our results; our ability to operate and pay our debt obligations depends upon our access to cash;future declines in the fair value of our investments in auction rate securities could negatively impact our earnings; uncertainty in the credit markets may negatively impact our costs of borrowing, our ability to collect receivables on a timely basis and our cash flow; any future increase in the level of debt or in interest rates can affect out results of operations; an impairment charge could have a material adverse effect on our financial condition and results of operations; we are defendants in a number of class and representative actions or other lawsuits alleging various claims that could cause us to incur substantial liabilities; federal health care reform legislation may adversely affect our business and results of operations; changes in immigration laws or enforcement actions or investigations under such laws could significantly adversely affect our labor force, operations and financial results;labor disputes could lead to loss of revenues or expense variations;we participate in multi-employer defined benefit plans which could result in substantial liabilities being incurred; and natural disasters or acts of terrorism could disrupt services. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company's Annual Report on Form 10-K for the year ended October 31, 2010 and in other reports the Company files from time to time with the Securities and Exchange Commission.

Appendix Unaudited Reconciliation of non-GAAP Financial Measures

Unaudited Reconciliation of non-GAAP Financial Measures (in thousands)

Unaudited Reconciliation of non-GAAP Financial Measures (in thousands, except per share data)

Unaudited Reconciliation of non-GAAP Financial Measures (in thousands)

Unaudited Calculation of Adjusted EBITDA Leverage Ratio

Unaudited Reconciliation of non-GAAP Financial Measures